Exhibit 10.2

ROBERT D. AXELROD, ESQ.
ATTORNEY AT LAW
5300 Memorial Drive, Suite 700
Houston, Texas 77007-8292
Telephone (713) 861-1996
Facsimile (713) 552-0202
E-MAIL: rdaxel@asklawhou.com

March 1, 2004

House of Brussels, Inc.
Attn: Grant Petersen, Chief Executive Officer
#208 – 750 Terminal Avenue
Vancouver, British Columbia V6A 2M5
CANADA

       RE: Engagement Agreement

Dear Mr. Petersen:

       The purpose of this letter is to confirm my agreement with regard to House of Brussels, Inc. (the “Company”) engagement of my firm to represent the Company in connection with general corporate and securities matters of the Company. This engagement agreement will not include, however, any legal or other services in connection with the offer or sale of securities in a capital-raising transaction, and services that directly or indirectly promote or maintain a market for the Company’s securities.

       The legal fees for representing you pursuant to this engagement agreement will be charged on an hourly basis at $300.00 an hour for work performed by me, plus all reasonable out-of-pocket expenses which are deemed necessary in connection with such matters, such as all travel expenses, long distance telephone, telecopier, postage, air courier and local transportation. If legal services are done by my associate, Brenda Stanfield, her time will be billed at $150.00 per hour. You will be invoiced for services rendered on a monthly basis.

       It is agreed that my fee pursuant to this engagement agreement shall be 35,000 shares of common stock, to be registered by the Company on Form S-8 Registration Statement. Of the shares registered, 20,000 shares shall be issued immediately subsequent to filing the Form S-8 Registration Statement. The amount credited to my invoice shall be an amount equal to the number of shares issued times the closing price of the shares on the over-the-counter bulletin board upon the date of issuance. The balance of the shares to be issued pursuant to this engagement agreement shall be issued on May 10, 2004 and the amount credited to my invoice shall be an amount equal to the number of shares issued times the closing price of the shares on the over-the-counter bulletin board upon the date of issuance.

       In connection with our charges for professional attorney's fees and expenses, you will receive an itemized monthly statement reflecting the status and amount owed on your account with our firm, including costs and expenses.

       By your signature below, you acknowledge that you have carefully read the foregoing, the conditions have been carefully explained to you, and you understand all of the terms, conditions and obligations contained herein and agree to be bound thereby. You further agree that no other agreements, written or oral, shall be part of this agreement.

       If the above properly sets forth our agreement with respect to my representation in this matter, please sign a duplicate original of this letter and return it to us.

Very truly yours,

/s/ Robert D. Axelrod
Robert D. Axelrod

CLIENT ACKNOWLEDGMENT

       I hereby acknowledge that I fully understand and agree to the terms and conditions set forth herein.

House of Brussels, Inc.

Date: March 4, 2004	By: /s/ Grant Petersen
Grant Petersen, Chief Executive Officer